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                                 EXHIBIT NO. 5.1


                               OPINION RE LEGALITY

October 16, 2002

Adolor Corporation
620 Pennsylvania Drive
Exton, Pennsylvania 19341

Re:    1,363,781 Shares of Common Stock, Par Value $.0001, of Adolor Corporation
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Gentlemen and Ladies:

We have acted as counsel to Adolor Corporation, a Delaware corporation (the "Company"), in connection with the issuance by the Company of an additional 1,363,781 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share ("Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan (the "Plan"), the Option Agreements for Bruce Peacock executed as of April 23, 2002 (the "Option Agreements"), the Agreement for Bruce Peacock executed April 22, 2002 (the "Share Agreement") and the Memoranda to various individuals executed on May 14, 2002 (collectively, the "Memoranda").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to render this opinion.

Based upon the foregoing, it is our opinion that:

     (1)  the Shares have been duly and validly authorized by the Company;

     (2) upon exercise of stock options and issuance of the portion of the Shares underlying such stock options, in accordance with the terms of the Plan or the Option Agreements, as applicable, and delivery of such Shares to the purchasers thereof against payment of the exercise price therefor, such Shares will be validly issued, fully paid and nonassessable; and

     (3) upon issuance of the portion of the Shares underlying the Share Agreement and the Memoranda in accordance with the terms of the Share Agreement or the Memoranda, as applicable, and delivery of such Shares to the holders thereof against payment of the price, if any, therefor, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ DECHERT